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                                                                    Exhibit 99.2

                   INTEGRATED PACKAGING ASSEMBLY CORPORATION

                          CERTIFICATE OF DESIGNATION
                                      OF
                     SERIES B CONVERTIBLE PREFERRED STOCK

              (Pursuant to Section 151 of the General Corporation
                         Law of the State of Delaware)

                          __________________________



       Integrated Packaging Assembly Corporation, a Delaware corporation (the "Company"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY CERTIFY:

       That pursuant to authority vested in the Board of Directors of the Company by the Certificate of Incorporation of the Company, the Board of Directors of the Company, at a meeting duly called and held on December 12, 2000, adopted a resolution providing for the creation of a series of the Company's Preferred Stock, $.001 par value, which series is designated "Series B Convertible Preferred Stock," which resolution is as follows:

       Resolved, that pursuant to authority vested in the Board of Directors of the Company by the Certificate of Incorporation, the Board of Directors does hereby provide for the creation of a series of the Preferred Stock, $.001 par value, of the Company, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of Incorporation of the Company, does hereby fix the same as follows:

                     SERIES B CONVERTIBLE PREFERRED STOCK

          A. Designation. The shares of such series shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred").

          B. Amount. The number of shares constituting such series of Series B Preferred shall be three million twenty three thousand two hundred twenty five (3,023,225).

          C. Rank. The Series B Preferred shall rank (i) senior to the Common Stock, par value $.001 per share (the "Common Stock"), of the Company, now or hereafter issued, as to payment of dividends and as to distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, (ii) on a parity with the Series A Convertible Preferred Stock (the "Series A Preferred"), par value $.001 per share, of the Company, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, and
(iii) on a parity with any additional series of preferred stock of any class which the Board of Directors or the stockholders may from

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time to time authorize, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

          D. The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

               1. Dividends and Distributions.

                    a. The holders of shares of Series B Preferred shall be entitled to receive, when, as, and if declared by the Board of Directors of the Company (the "Board of Directors" or the "Board") out of funds legally available for such purpose, dividends at the rate of $0.15877 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance of such shares and shall be payable semi-annually on July 1 and January 1 of each year commencing July 1, 2001 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Company on such record dates, which shall be not more than 20 nor less than 10 days preceding the payment dates for such dividends, as shall be fixed by the Board (each, a "Record Date"). Dividends on the Series B Preferred shall be paid in cash or, subject to the limitations in Section 1(b) hereof, shares of Common Stock of the Company or any combination of cash and shares of Common Stock, at the option of the holders of Series B Preferred as hereinafter provided. The amount of the dividends payable per share of Series B Preferred for each semi-annual dividend period shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial dividend period and any period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of 8% per annum until paid. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Company ranking junior as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to the Series B Preferred (collectively, the "Junior Stock"), shall be paid or set apart for payment on any shares of Junior Stock, and no purchase, redemption, or other acquisition shall be made by the Company of any shares of Junior Stock unless and until all accrued and unpaid dividends on the Series B Preferred and interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer).

       If at any time any dividend on any capital stock of the Company ranking senior as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to the Series B Preferred (the "Senior Stock"), shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series B Preferred unless and until all accrued and unpaid dividends with respect to the Senior Stock, including the full dividends for the then current dividend period,

                                      2.
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shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series or the Company's capital stock ranking, as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, on a parity with the Series B Preferred (the "Parity Stock") for any period unless all accrued but unpaid dividends (and interest on dividends in arrears at the rate specified herein) have been, or contemporaneously are, paid or declared and set apart for such payment for such payment on the Series B Preferred. No full dividends shall be paid or declared and set apart for payment on the Series B Preferred for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series B Preferred and the Parity Stock, all dividends paid or declared and set apart for payment upon shares of Series B Preferred (and interest on dividends in arrears at the rate specified herein) and the Parity Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series B Preferred and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred and the Parity Stock bear to each other.

                    b. If the holders of at least a majority of the outstanding shares of Series B Preferred elect in the exercise of their sole discretion to receive shares of Common Stock in payment of dividends on the Series B Preferred, the Company shall issue and dispatch, or cause to be issued and dispatched, to each holder of such shares a certificate representing the number of whole shares of Common Stock arrived at by dividing the per share Computed Price (as defined below) of such shares of Common Stock into the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series B Preferred held by such holder which are being paid in shares of Common Stock were being paid in cash. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Company may issue a number of shares of Common Stock to each holder which reflects a rounding to the nearest whole number of shares of Common Stock or may pay cash. The holders of Series B Preferred may not exercise their right to issue shares of Common Stock in payment of dividends on Series B Preferred if the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held in the Company's treasury, is insufficient to pay the portion of such dividends to be paid in shares of Common Stock.

         Shares of Common Stock issued in payment of dividends on Series B Preferred pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock of the Company; the issuance and delivery thereof is hereby authorized; and the dispatch thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable dividend payment date.

         "Computed Price" of one share of Common Stock on any date means the average of the closing prices of the Common Stock on the five trading days ending one trading day prior to the applicable Record Date, provided however, that if the Common Stock is not publicly traded at the time of determination of any Computed Price, then the Computed Price shall mean the price

                                      3.
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as computed in accordance with Section D(3)(e)(i)(C) hereof or Section
D(3)(e)(ii), if applicable.

                    c. So long as any shares of Series B Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) and 1(b) above) on the Series B Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series B Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(c) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

               2. Voting Rights.

                    a. General Rights. Except as otherwise provided herein or as required by law, the Series B Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, in either case upon the following basis: each holder of shares of Series B Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of any action by written consent.

                    b. Separate Vote of Series B Preferred. For so long as at least 1,511,612 (as adjusted for stock splits, combinations and similar events) shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

                         (i)   Any amendment, alteration, or repeal of any
provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred;

                         (ii)  Any increase or decrease (other than by
redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

                         (iii) Any authorization or any designation, whether by
reclassification or otherwise, of any new class or series of stock or any other securities

                                      4.
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convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                         (iv)   Any redemption, repurchase, payment of dividends
or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                         (v)    Any agreement by the Company or its stockholders
regarding an Asset Transfer or Acquisition (each as defined in Section 3(c));

                         (vi)   Any action that results in the payment or
declaration of a dividend on any shares of Common Stock or Preferred Stock (other than pursuant to Section D(1) above);

                         (vii)  Any voluntary dissolution or liquidation of the
Company; or

                         (viii) Any increase or decrease in the authorized
number of members of the Company's Board of Directors.

               3. Liquidation Rights.

                    a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series B Preferred equal to $1.984635613 (the "Original Issue Price") plus all declared and unpaid dividends on the Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series B Preferred held by them.

                    b. After the payment of the full liquidation preference of the Series B Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

                    c. The following events shall be considered a liquidation under this Section:

                         (i)    any consolidation or merger of the Company with
or into any other company or other entity or person or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization (or affiliates of such stockholders) own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred to parties other than affiliates of the

                                      5.
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stockholders of the Company owning in excess of fifty percent (50%) of the
Company's voting power immediately prior to such transaction or series of transactions (an "Acquisition"); or

                         (ii)  a sale, lease or other disposition of all or
substantially all of the assets of the Company to parties other than affiliates of stockholders of the Company owning in excess of fifty percent (50%) of the Company's voting power immediately prior to such transaction or series of related transactions (an "Asset Transfer").

                    d. If upon any liquidation, distribution or winding up of the Company, the assets of the Company shall be insufficient to permit the payment to all holders of the Series B Preferred and any Parity Stock of their full preferential amounts described in this Section 3(a) or elsewhere in the Company's Certificate of Incorporation, then all of the available assets shall be distributed among the holders of the then outstanding Series B Preferred and Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                    e. In any of such events, if the consideration received by this Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                         (i)   For securities not subject to investment letter
or other similar restrictions on free marketability covered by (ii) below:

                             (A) If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                             (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                             (C) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Board of Directors (excluding any directors elected to the Board by separate vote of the Series A Preferred) and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred and Series B Preferred.

                         (ii)  The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors (excluding any directors elected to the Board by separate vote of the Series A Preferred) and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred and Series B Preferred.

                                      6.
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               4. Conversion Rights.

               The holders of the Series B Preferred shall have the following rights with respect to the conversion of the Series B Preferred into shares of Common Stock (the "Conversion Rights"):

                    a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4(a), any shares of Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted.

                    b. Series B Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Preferred Conversion Price," calculated as provided in Section 4(c).

                    c. Series B Preferred Conversion Price. The conversion price for the Series B Preferred shall initially be $0.144350043 (the "Series B Preferred Conversion Price"), such that each share of Series B Preferred shall initially be convertible into 13.7487705 shares of Common Stock. Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

                    d. Mechanics of Conversion. Each holder of Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred being converted. Thereupon, the Company shall promptly issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay, or cause to be paid, in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series B Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                    e. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common

                                      7.
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Stock without a corresponding subdivision of the Preferred Stock, the Series B
Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                    f. Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the amount of the actual payment of such dividend or distribution.

                    g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series B Preferred shall have the right thereafter to convert such Series B Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                    h. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or

                                      8.

substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series B Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                    i. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other company, or any Asset Transfer (as defined in Section 3(d), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series B Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                    j. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                    k. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the

                                      9.

number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    l. Notices. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company or the Company's transfer agent.

                    m. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred so converted were registered.

                    n. No Dilution or Impairment. Without the consent of the holders of then outstanding Series B Preferred as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against dilution or other impairment.

               5. No Reissuance Of Series B Preferred.

               No share or shares of Series B Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

         IN WITNESS WHEREOF, Integrated Packaging Assembly Corporation has caused this certificate to be signed by the President and the Secretary in San Jose, California this 21st day of December, 2000.

                                             Integrated Packaging Assembly
                                             Corporation

                                             By:  /s/ Edmond Tseng
                                                  ------------------------------
                                                  President

Attest:


By:   /s/ J. Robert Suffoletta
      -----------------------------------
      Secretary

                                      11.